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Ganite® Activity in Patients with Advanced Non-Hodgkin’s Lymphoma
Presented at Hematology Meeting

BERKELEY HEIGHTS, NJ – December 5, 2004 —Genta Incorporated (Nasdaq: GNTA) announced that results from a large Phase 2 trial of Ganite® (gallium nitrate injection) in patients with advanced non-Hodgkin’s lymphoma (NHL) were presented at the annual meeting of the American Society of Hematology (ASH) in San Diego, CA. The results showed that Ganite displayed activity in a wide variety of patients with various subtypes of advanced NHL who had failed to respond or had relapsed from other types of treatment.

The trial was designed as a dose-ranging Phase 2 study using Ganite administered as a continuous intravenous (IV) infusion daily for 7 consecutive days. Two dose levels were examined, 200 and 300 mg/m2/day. The primary objectives of the study were to evaluate response rates and safety. A total of 88 patients were enrolled, 44 patients at each dose level. As a group, the patients had received extensive prior therapy for NHL (a median number of 5 regimens and a median of 9 drugs); approximately 30% of patients had progressed despite high-dose chemotherapy and stem cell rescue. At the 300 mg/m2/day dose level, the per-protocol response rate was 33% (4 patients with complete response [CR] or complete unconfirmed response [CRu], and 6 patients with partial response [PR]). At the 200 mg/m2/day dose level, the per-protocol response rate was 16% (1 patient with CR/CRu, and 4 patients with PR).

Serious, grade 3-4 adverse events that were observed in more than 15% of patients included anemia, hypocalcemia, and shortness of breath. Kidney toxicity, as manifest by an increase in serum creatinine, was observed in 6 patients (14%) who received 300 mg/m2/day, whereas no patient at the lower dose experienced this reaction. Optic neuritis, accompanied by progressive loss of visual acuity, occurred in 4 patients: 3 patients at the 300 mg/m2 level and 1 patient at the 200 mg/m2 level. This reaction was only observed in patients who received multiple intravenous infusions, and all patients improved after the drug was discontinued.

“These results confirm previous reports of activity in lymphoma for gallium nitrate,” said Dr. Christopher

R. Chitambar, Professor of Medicine, Medical College of Wisconsin, who presented the data and acted as Principal Investigator for the trial. “The patient population who entered into this trial had quite refractory and resistant disease, and they had received a large amount of prior treatment. Thus, the overall response rates, especially the complete responses, are noteworthy for an investigational agent.”

About Non-Hodgkin’s Lymphoma

Non-Hodgkin’s lymphoma (NHL) is a form of cancer that begins in the cells of the lymph system. The lymph system includes the spleen, thymus, tonsils, bone marrow, lymph nodes and circulating immune cells. The main cells in the lymph system are lymphocytes, which function in aiding the body to fight infection. NHL is characterized by the excessive accumulation of atypical (cancerous) lymphocytes. According to the Leukemia and Lymphoma Society, approximately 54,000 Americans will be diagnosed with NHL this year, comprising the sixth most common cancer in the United States. For more information on NHL, visit The Leukemia-Lymphoma website at: www.leukemia-lymphoma.org

About Ganite

Ganite has been approved in the United States for treatment of patients with cancer-related hypercalcemia (high blood levels of calcium) that is resistant to hydration. Genta is investigating the utility of using Ganite as an antitumor drug; however, the drug is not approved for those uses.

Important Safety Information about Ganite® (gallium nitrate injection)

Ganite is contraindicated in patients with severe renal impairment (serum creatinine > 2.5 mg/dL). While Ganite was generally well tolerated by patients who received the drug in clinical trials for hypercalcemia, concurrent use of Ganite with other potentially nephrotoxic drugs like aminoglycosides and amphotericin B may increase the risk for developing severe renal insufficiency in patients with cancer-relapsed hypercalcemia. If use of a potentially nephrotoxic drug is indicated during Ganite therapy, Ganite should be discontinued and hydration is recommended for several days. Please see accompanying full Prescribing Information in the Package Insert or on the Ganite website at www.ganite.com

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing.

The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2003.